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Exhibit 10.32.1

October 31, 1996

Essel Bailey, Esq.
President and CEO
Omega Healthcare Investors, Inc.
Ann Arbor, Michigan

Dear Essel:

In consideration of the waiver by Omega, in the form annexed hereto as Exhibit A (the "Waiver") in connection with the issuance by Unison of $100 million of 12.25% Senior Notes due 2006 ("the Notes"), Unison agrees as follows:

1. Unison will restructure its lease financial covenants with Omega. Unison agrees that in the event that satisfactory covenants are not reached on or before December 31, 1996, the letter of credit agreed to in the following paragraph 2 shall be deposited as a permanent additional security deposit securing the leases and other obligations. Both Unison and Omega agree to work in good faith to reach an agreement prior to December 31, 1996.

2. Unison shall deposit cash or a letter of credit acceptable to Omega simultaneous with the closing of the sale of the Notes in the amount of $2 million to secure each and every one of Unison's guaranty obligations to Omega on behalf of each and any one or more of Unison's direct or indirect subsidiaries (a "Unison Company"), including, without limitation, BritWill HealthCare Company, BritWill Investments-I, Inc., BritWill Investments-II, Inc., and Britwill Investments-Texas, Ltd. (the "Britwill Companies"). This deposit shall be (i) released to Unison when the new financial covenants are finalized, or (ii) in the event that the financial covenants are not finalized by December 31, 1996, the deposit shall be applied as set forth in paragraph 1.

3. Unison shall, simultaneous with the closing on the sale of the Notes, pay to Omega $250,000.

4. On or before ninety (90) days from the date of the of the closing of the sale of the Notes, Unison Omega and Bruce H. Whitehead ("Whitehead") shall cause the six long term care facilities presently owned by BritWill Texas on which Omega has mortgages outstanding to be converted to direct leases between Omega as lessor and Unison as lessee.

5. Upon the completion of the financial covenants restructuring and the conversion of the BritWill Texas facilities, Unison agrees the existing terms of each facility lease will be extended to not less than ten years from the date of restructuring.

6. Unison agrees that the financial covenant restructuring will include amendments, if necessary, to assure that the existing leases, including those to be established in connection with the conversion of the BritWill Texas facilities, will each have security deposits equal to
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Essel Bailey, Esq.
October 31, 1996
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not less than six months of rent. Omega shall also be granted a right of first refusal on acquisitions by any Unison Company meeting standards to be agreed upon. Unison agrees to pay the legal fees and expenses incurred by Omega in connection with the matters agreed to in this letter.

Please execute this letter in the space provided below to indicate your agreement to these terms. By Omega's execution of this letter and the Waiver, Unison and Whitehead, individually and on behalf of Whitehead Family Investment, Ltd., affirm and ratify that its guarantees of any of its obligations to Omega, as modified or amended hereby, remain in full force and effect. By signing this letter, each of the Britwill Companies agree that their obligations as guarantor, mortgagee or lessee continue in full force and effect, except as expressly waived in the Waiver.

Sincerely,

/s/ Jerry M. Walker
President and CEO
Unison HealthCare Corporation

Agreed,

Bruce H. Whitehead
Guarantor

/s/ Bruce H. Whitehead
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Agreed,

Omega Healthcare Investors, Inc.

/s/ F. Scott Kellman
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By: F. Scott Kellman, EVP